Exhibit 99.1

KeyCorp
127 Public Square
Cleveland, OH 44114

CONTACTS:	ANALYSTS	MEDIA
	Vernon L. Patterson	William C. Murschel
	216.689.0520	216.471.2885
	Vernon_Patterson@KeyBank.com	William_C_Murschel@KeyBank.com

Christopher F. Sikora
216.689.3133
Chris_F_Sikora@KeyBank.com

INVESTOR	KEY MEDIA
RELATIONS: www.key.com/ir	NEWSROOM: www.key.com/newsroom
FOR IMMEDIATE RELEASE
KEYCORP ANNOUNCES $625 MILLION COMMON STOCK OFFERING;
PLAN TO REPAY TARP; CAPITAL ACTIONS
Proceeds will be used to repurchase TARP Preferred Stock investment by U.S. Treasury
Senior debt offering to follow common stock offering
Certain planned capital actions also announced
CLEVELAND, Mar. 18, 2011 — KeyCorp (NYSE: KEY) announced today it has commenced an underwritten public offering of $625 million of its common stock in connection with its plan to repurchase the $2.5 billion of the Series B Fixed-Rate Cumulative Perpetual Preferred Stock it issued to the U.S. Treasury under the TARP Capital Purchase Program. Key is proceeding with these capital actions pursuant to its capital plan (the “Plan”) submitted to the Federal Reserve on January 7, 2011. Today, the Federal Reserve informed Key that it had no objections to the capital actions set forth in the Plan.
Key also intends to promptly commence a separate registered public offering of senior notes. Proceeds from both offerings, together with other available funds, will be used to repurchase such preferred stock upon receiving the U.S. Treasury’s authorization.
Key’s Plan, which was approved prior to submission by Key’s Board of Directors, requested authority to increase its quarterly common stock dividend from $0.01 per share to $0.03 per share effective in the second quarter of 2011. The Federal Reserve did not object to that request and Key’s Board will consider the dividend increase at its regular May meeting. Future increases will be evaluated by the Board of Directors, based on our earnings, financial condition, capital requirements, and other factors.

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Morgan Stanley & Co. Incorporated is acting as capital advisor for the equity offering and, together with J.P. Morgan Securities LLC, as joint bookrunning managers, with KeyBanc Capital Markets serving as senior co-manager. In connection with the equity offering, the underwriters will have a 30-day option, solely to cover over-allotments, to purchase up to an additional ten percent of the offered amount of common stock.
“These actions position Key to grow,” said Henry Meyer, KeyCorp CEO. “Key has successfully returned to profitability, fortified its capital position, reduced expenses and is benefitting from its early and aggressive actions to reduce our risk profile.”
Meyer added: “Our goal has been to be patient in repaying TARP in order to reduce shareholder dilution. We believe this is the appropriate time to put TARP repayment behind us and that repayment now is in the best interests of KeyCorp and our employees, customers and shareholders. We are pleased that our patience has been rewarded with capital replacement favorable to our peers, achieving our goal to limit shareholder dilution.”
“We believe the U.S. Treasury’s investments in Key and hundreds of other banks across the nation contributed to stability and strength of the U.S. banking system during the financial crisis,” Meyer said. “We are appreciative of having been a recipient of the TARP investment. Key paid an aggregate of approximately $282 million in dividends to the U.S. Treasury during the investment period.”
Key issued 25,000 shares of preferred stock to the U.S. Treasury in late 2008, one of over 700 U.S. banks which have participated in the program.
Upon completion of the repurchase of the TARP preferred stock, Key intends to enter into negotiations to repurchase the warrant held by the U.S. Treasury. If Key decides not to or is unable to repurchase the warrant, it may choose instead to repurchase common stock in an amount expected to be sufficient to offset any estimated dilution to Key’s equity that would occur if the warrant were exercised.
About KeyCorp
Cleveland-based KeyCorp (NYSE: KEY) is one of the nation’s largest bank-based financial services companies, with assets of approximately $92 billion. Key companies provide investment management, retail and commercial banking, consumer finance, and investment banking products and services to individuals and companies throughout the United States and, for certain businesses, internationally. For more information, visit https://www.key.com/.
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Key has an existing shelf registration statement (including a base prospectus) on file with the Securities and Exchange Commission (“SEC”) and will file a separate prospectus supplement for the equity offering and a pricing supplement for the debt offering. Prospective investors should read the registration statement (including the base prospectus), the prospectus supplements, the pricing supplement, and other documents Key files with the SEC for more complete information about Key and the offerings before investing.
Investors may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Key, any underwriter or any dealer participating in the offerings will arrange to send you the

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relevant prospectus if you request it by contacting Morgan Stanley & Co., 180 Varick Street, 2nd Floor, New York, New York 10014, Attention: Prospectus Department, Toll Free 1-866-718-1649 or by e-mail at prospectus@morganstanley.com; or J.P. Morgan Securities LLC, via Broadridge Financial Solutions, 1155 Long Island Ave., Edgewood, New York 11717, 1-866-803-9204; or KeyBanc Capital Markets Inc., via Broadridge Financial Solutions, 1155 Long Island Ave., Edgewood, New York 11717, or toll-free 1-866-227-6479.
This press release shall not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there by any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical facts but instead represent only management’s current expectations and forecasts regarding future events, many of which, by their nature, are inherently uncertain and outside of Key’s control. Key’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. Factors that could cause Key’s actual results to differ materially from those described in the forward-looking statements can be found in Key’s Annual Report on Form 10-K for the year ended December 31, 2010, which has been filed with the SEC and are available on Key’s website at www.Key.com/IR and on the SEC’s website at www.sec.gov. Forward-looking statements are not guarantees of future performance and should not be relied upon as representing management’s views as of any subsequent date. Key does not undertake any obligation to update the forward-looking statements to reflect the impact of circumstances or events that may arise after the date of the forward-looking statements.
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Note to Editors: For up-to-date company information, media contacts and facts and figures about Key’s lines of business, visit our Media Newsroom at https://www.key.com/newsroom.